EXHIBIT 99.2


                            Statement of Jim Hartman
                      President and CEO of Medamicus, Inc.
                                 April 15, 2003


Good day. My name is Jim Hartman and I'm the President and Chief Executive Officer of Medamicus. My comments today will contain forward-looking statements that involve risks and uncertainties. Any number of factors could cause our results to vary from those that may be anticipated by some statements made today. You should read our press release issued this morning and our SEC filings for a listing of some of the factors that could cause results to differ materially.


During my remarks today I will discuss the pertinent points related to our first quarter results, provide some revenue guidance for the upcoming quarter and then, as in the past, I will attempt to answer any questions you may have.


We reported very favorable results for the first quarter that reflected an eight and one half percent increase in sales to a total of $4,667,000, compared to $4,300,000 in the first quarter of 2002. Our net income of $632,000, or $.13 per share, was a six percent increase over net income of $597,000, or $.12 per share, in the comparable period of last year.


In the first quarter, our core product line of bulk and kit-assembled venous introducers grew 44 percent over the first quarter of last year. This category includes standard introducer kits sold to Medtronic and bulk non-sterile introducers sold to a number of other companies. The increase came from a combination of growth in introducer sales to Bard Access Systems, as well as a broad based growth in introducer sales to other customers. Over the past two years, we have been


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successful in gaining the introducer business of a number of other significant players in the non-pacing venous access market, and sales to these companies continue to grow at double-digit rates.


We sold $148,000 of safety needles during the quarter compared to $33,000 a year ago. One of the major milestones accomplished this quarter was the inclusion of our needle in procedural kits that we package for Medtronic. The initial release of the safety needle product is underway, and at least anecdotally, the needle has been well received. We have taken calls from several hospitals, funneled through Medtronic, inquiring as to how they might obtain additional needles for other procedures, a favorable sign.


We continue to discuss safety needle strategies and opportunities with other companies that sell products into the arterial and venous markets. The annual Society of Interventional Radiology show held in Salt Lake City recently provided an opportunity for us to again query physicians and nurses regarding the safety needle market. Again these discussions reinforced our belief that the use of safety needles in the arterial and venous access markets is not about if, but about when. We are cautiously optimistic that positive signs for safety needles are beginning to appear on the horizon.


What made the first quarter results remarkable, was the fact that we were able to replace nearly $1,000,000 in sales of advanced delivery products, primarily left ventricle lead delivery system kits (LVLDS) and related components, to Medtronic. Those sales fell from $1.5 million one year ago to $550,000 in the recently completed quarter. As we announced last year, packaging of the next generation of LVLDS kits has transitioned to a Medtronic facility, and we are clearly in the final stages of the phase-out of that work. While we hope to continue to play a role in the component portion of future LVLDS kit designs, there is no assurance that the components we


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now sell Medtronic for its next generation kit will be a part of any future designs Medtronic brings to market.


We were able to replace the LVLDS sales by focusing on new customers and new products over the last twelve months. Medamicus has unquestionably the broadest offering of venous introducers in the market today; we have a customer relationship with nearly every major player that uses venous introducers; and we now have nearly 50 percent of the available introducer market.


Our gross margins were 44.4 percent for the quarter compared to 45.8 percent a year ago. This reduced level of gross margin was primarily related to ramp-up challenges associated with our automated safety needle assembly system, and the resulting need to manually assemble a significant number of safety needles to launch the Medtronic kits according to the agreed upon plan. Much work has been done to resolve the problem and we are optimistic that future production needs will be done on the machine. The effect of manually producing needles was a loss of two full percentage points in overall gross margin for the quarter.


Our research and development costs actually declined $54,000 compared to one year ago, and as a percent of sales they declined from 9.6 percent to 7.8 percent. This decline is not reflective of the activities taking place, but more related to the amount of expenditures during the period that were billable to customers who have committed to pay some or all of the development costs related to their project. Additionally, a portion of this reduction in expenditures relates to the timing of certain project costs that will now likely occur in the second quarter.


Our sales and marketing expenses increased 48 percent compared to 2002 and now represent about 4.7 percent of sales. We have completed our sales and marketing hiring activities for 2003,


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bringing on board a salesperson with the primary responsibility of developing relationships with key opinion leaders in order to identify and subsequently get feedback on new product opportunities for Medamicus to pursue. This individual will also take an active role in expanding our sales efforts to locations outside the US where he has considerable prior experience. We now have a five person sales force consisting of a Director, two product managers, the new position I just discussed and a marketing coordinator.


We attended our first European show, the Medtec conference in Stuttgard, Germany and in spite of the fact the show was in progress when the Iraqi war effort commenced, we still made some promising contacts and talked to a number of potential customers with whom we had never before had any dialogue.


General and administrative expenses increased 9 percent for the quarter compared to a year ago, but as a percentage of sales remained at 10.7 percent, the same as in the first quarter of 2002. The primary cost increases were depreciation of our new software system, auditing expenses related to the Sarbanes-Oxley Act as well as increased insurance costs attributed by the insurance carriers to recent well-publicized incidences of corporate wrongdoing as well as the fear of terrorist acts.


In total we earned $632,000 after income taxes, or $.13 per fully diluted share compared to $597,000 or $.12 per diluted share one year ago, an increase of 6 percent.


Our cash situation remains strong with over $6,000,000 in the bank. We have no bank debt and over $16,000,000 of net worth. Our assets are nearly $18 million compared to $1.9 million of liabilities.


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In the second quarter, we intend to launch various sizes of our new venous valved introducer named the FlowGuard(TM) introducer. This valve is designed to minimize the possibility of air embolisms and reduce blood loss from the access site. While we ultimately plan to offer the valve on most of our introducers, it is an especially attractive product for chronic hemo-dialysis catheter procedures in which the large introducer size increases the possibility of the patient experiencing an air embolism, a potentially life-threatening event.


We have conducted enough clinical studies to believe that the FlowGuard has the potential to become a standard of care in the 500,000-unit hemo-dialysis market. Physician feedback has been extremely positive.


Our development activities related to advanced delivery products are focused on work with two companies, each of which has a different and very exciting opportunity in a new technology. Medamicus is conducting the development work as well as incorporating some portions of our own intellectual property. Each relationship is also accompanied by supply agreements that would ensure Medamicus a long-term revenue stream if the final product is a commercial success. We expect that at least one of these projects will begin generating revenue by the end of the year. We are also in negotiations with several other companies for similar arrangements.


I have received some questions from investors regarding the shareholder proposal recommending an increase in the number of shares available to be granted under our Stock Option Incentive Plan from 400,000 to 700,000. This is an important issue for our Company. Each new salaried employee receives a grant upon commencing employment. Each year we then make modest grants to all of our full time employees to acquire our stock at whatever the market price of the stock is on the date of grant. It takes five years for the employee to fully vest and be able to exercise that option. If an option is exercised, it cannot be put back in the pool to be granted to another employee. Therefore, as we grow, it is important that we


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restock the available pool periodically to continue this vital program that we believe is a critical part of both employee recruitment and employee retention, and also fulfills an integral part of our value statement that employees should have the opportunity to share in the success of the Company.


While we do not record the expense of stock option grants in our financial results, the effect on earnings per share of stock based compensation, had we reported it, would have been $.02 per share in 2002 and $.01 per share in 2001.


As a follow-on to that discussion, I want to remind you that our annual shareholder meeting will be held April 24 at 3:45 P.M. at the Radisson Hotel and Conference Center in Plymouth.


Now let me provide some guidance for the upcoming quarter.

 * I expect our second quarter to be our most challenging in 2003 when compared to last year's same quarter. In 2002 we recorded sales of $4,380,000 in the second quarter. New sales of our valved introducer should commence in quarter two, and continued sales of safety needles in Medtronic kits will reflect increases when compared to 2002. We expect the introducer business that grew 44 percent in the first quarter will continue to record excellent growth in the second quarter. On the other hand, I expect LVLDS product sales, which exceeded $1.5 million in last year's second quarter, to be less than the $550,000 of LVLDS sales we realized in the first quarter of this year. As a result I would anticipate that second quarter sales this year will be at or below our sales of one year ago.

 * We expect our gross margin percent to show improvement in quarter two when compared to quarter one as we resolve the issues associated with the automated safety needle assembly equipment. We anticipate that our operating expenses will remain relatively the same when compared to quarter one.


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In spite of the short-term challenges with second quarter revenue, I am very optimistic about the long-term prospects of our Company. First and most important we have a very sound business model, which I talked about in my letter to shareholders in the Annual Report and which Mark Kraus and I will expand upon at our annual meeting of shareholders. Secondly with the completion of the hiring of our sales and marketing staff, we now have the personnel in place to execute that strategy. Thirdly we have adequate resources including over $6 million in the bank to effectively fulfill the business strategy. And finally, we have a pipeline of new products for both the near term and the long term that should sustain our growth and keep us positioned as the market leader in venous access systems and hopefully in new markets as well for years to come. For the near term, our safety needle is targeted to a $30 million market opportunity and is finally getting the market exposure we have long hoped for; our valved venous introducer has market potential of $10-$15 million and has already been spoken of as the standard of care product in the hemo-dialysis arena by several physicians before it has even reached the market; and our advanced delivery efforts on three breakthrough technologies could provide substantial revenue as early as 2004, if any one of the concepts finds general market acceptance.


When we head into 2004, we will be a company with a much broader customer base and a substantially reduced dependence on one customer. We will have a greatly expanded product offering, and as a result we will be a stronger and a more stable company in the years ahead. I can assure you that all Medamicus employees are committed to achieving this goal and earning your continued support.



Thanks for listening today. I'm happy to entertain any questions you may have.